TRANSCRIPT

06 – 25 – 2025

Worthington Enterprises

Q4 2025 Earnings

TOTAL PAGES: 20

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Treasurer and Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President and Chief Executive Officer

Colin Souza

Worthington Enterprises

Q4 2025 Earnings

Worthington Enterprises; Chief Financial Officer

PARTICIPANTS:

Kathryn Thompson

Thompson Research Group; Analyst

Dan Moore

CJS Securities; Analyst

Susan Maklari

Goldman Sachs; Analyst

Brian McNamara

Canaccord Genuity; Analyst

Walter Liptak

Seaport Research; Analyst

PRESENTATION:

Operator: Good morning and welcome to the Worthington Enterprises Fourth Quarter Fiscal 2025 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Enterprises. If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier: Thank you, Rob. Good morning, everyone, and thank you for joining us for Worthington Enterprises’ Fourth Quarter Fiscal 2025 Earnings Call. On the call today are Joe Hayek, our President and Chief Executive Officer, and Colin Souza, our Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in the nature and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market closed, which is available on the Investor Relations section of our website.

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Additionally, our remarks today will include references to non-GAAP financial measures. Reconciliations of these measures to the most directly comparable GAAP measures can also be found in the earnings release.

With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek: Thank you, Marcus. And good morning, everyone. Welcome to Worthington Enterprises Fiscal 2025 Fourth Quarter Earnings Call. It's been a great fiscal 2025 for us on several fronts. We're exceptionally proud of and grateful for our people, who continue to work safely, taking care of each other and our customers. We're a people-first company, and our culture powers our success. So, to all my colleagues, thank you.

In the quarter, we delivered year-over-year and sequential growth in revenue, adjusted EBITDA and earnings per share, driven by great work across our teams in building products and consumer products, our revenue in Q4 was up 14% from last year, excluding the deconsolidation of SES and was up 8%, excluding both SES and revenues at Ragasco. Gross margin was 29.3% versus 24.8% and adjusted EBITDA margin in the quarter was 26.8% versus 19.8% in Q4 a year ago.

Our results in Q4 reflect our strategy and action. We are delivering on the commitments we make to each other and to our customers every day as we optimize our current businesses and grow Worthington, and we continue to leverage the Worthington business system in its three growth drivers, innovation, transformation, and M&A, to maximize both our near and long-term success.

On the innovation front, we've made great strides this year. The success of our new Balloon Time Mini has created opportunities for us in new channels and we recently began partnering with CBS. You'll soon be able to buy our suite of Balloon Time products in their stores nationwide. HALO griddles continue to receive accolades from various publications and in Q4, Men's Journal and CNET, both named HALO as among the best griddles of 2025.

Finally, our PowerCore cylinder was part of the solution 3M leverage to develop their 3M fast bond water-based adhesives, which in April won the Adhesives and Sealants Council's 2025 Innovation Award.

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Our teams continue to focus on productivity improvements across our network by leveraging transformation. These efficiency gains, driven by automation and technology, continue to contribute to our success. Our team in the water business has made good progress as they embrace 80/20 as a way of thinking differently. While it's early, we're confident that 80/20 will have a positive impact on that business and eventually across more of our value streams.

Strategic M&A that leverages our core capabilities is the third vital leg of the Worthington business system that powers our growth. Last week, we were in New Jersey with our new colleagues at Elgen Manufacturing announcing that acquisition. Elgen is a leader in HVAC components and structural framing for commercial buildings and is a strong strategic and cultural fit that complements our existing building products business. It's a great example of how we apply our investment criteria to identify and acquire companies with leading positions in niche markets that we believe will be accretive to our margins and cash flows.

The Elgen team has much to be proud of. Above and beyond over $115 million in LTM revenue and $13 million in adjusted EBITDA, they’re positioned for growth, and we think we can help them accelerate that growth. Elgen roll forms coiled steel, something with which we have deep experience. Their processes, go-to-market strategies and end markets mirror ours, creating meaningful opportunities for synergies and growth. We are thrilled to welcome their 250 employees to Worthington and move forward their contribution to our collective success.

For seven years, we have championed the idea that people are our most important asset. That conviction makes it particularly gratifying for us in Q4 to have been named a top workplace in Central Ohio for the 13th consecutive year and in our first year as Worthington Enterprises. In the quarter, we also announced the U.S. Army Partnership for Your Success at our facility in Wisconsin. We're very proud to be part of this unique program, partnering with the U.S. Army as they integrate veterans into the workforce after their service to our country.

Our powerful people first, performance-based culture continues to serve us exceptionally well and we leverage that strength every day as we focus on both the near term, executing our strategy and managing tariff and economic uncertainty, and on our long-term growth aspirations and performance. While we're happy to be here today discussing our Q4 results, we are constantly thinking about and investing in our future.

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Leveraging our culture, Worthington business system and our strong balance sheet, we believe we are very well positioned going forward. Our focus is on our people, our customers, our value propositions, and the opportunities we have to continue to improve everyday life by elevating spaces and experiences, which will ultimately enable us to create long-term value for shareholders.

We'll now turn the call over to Colin, who will take you through some details related to our financial performance in the quarter.

Colin Souza: Thank you, Joe. And good morning, everyone. We delivered strong financial results in Q4 to close out our fiscal year, even with a few unique items impacting comparability. On a GAAP basis, we reported earnings from continuing operations of $0.08 per share compared to a loss of $0.64 per share in the prior year quarter.

Our quarterly results included the following unique items: a negative impact from net pretax restructuring, impairment and other one-time charges of $61 million or $0.98 per share. These charges were primarily related to a noncash impairment associated with our General Tools & Instruments business, or GTI, and consumer products, along with a noncash impairment charge related to our equity investment in the Sustainable Energy Solutions joint venture and related investments.

Both GTI and SES represent relatively small portions of our overall business, and these actions reflect updated long-term assumptions for these assets, inclusive of the changing tariff landscape. The prior year quarter included pretax charges of $74 million or $1.38 per share, primarily related to the deconsolidation of SES. Excluding these items, adjusted earnings from continuing operations was $1.06 per share, marking another strong quarter for us at Worthington Enterprises. This compares to adjusted earnings from continuing operations of $0.74 per share in the prior year quarter.

Consolidated net sales for the quarter were $318 million, essentially flat compared to the prior year period. This reflects the deconsolidation of our former Sustainable Energy Solutions segment, which contributed $40 million in sales last year. Excluding SES in both periods, net sales grew nearly 14% driven by higher overall volumes and contributions from the Ragasco acquisition. Gross profit increased significantly to $93 million, up from $79 million in the prior year quarter, reflecting

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an approximately 450 basis point expansion in gross margin to 29.3%, consistent with the levels we reported in Q3.

Adjusted EBITDA for the quarter was $85 million, up from $63 million in Q4 of last year and sequentially higher from $74 million in Q3. Adjusted EBITDA margin was 26.8%, up from 19.8% last year. For the full fiscal year, adjusted EBITDA was $263 million with a TTM adjusted EBITDA margin of 22.8%.

The second half of our fiscal year tends to be seasonally stronger, and this year follows that pattern, suggesting a return to normalized seasonal trends. We've been adding capacity in our heating, cooling, construction, and celebrations product lines in response to our customers, who have in some cases seen significant increases in demand and value of domestic manufacturing partner.

Turning to our cash flow and capital allocation. We continue to invest in our operations while maintaining a disciplined and balanced approach. During the quarter, we invested $13 million in capital expenditures, including $8 million related to our facility modernization projects. We also returned capital to shareholders, paying $8 million in dividends and repurchasing 200,000 shares of our common stock for $10 million at an average price of $49.16 per share. Our joint ventures generated $41 million in dividends during the quarter, representing a 95% cash conversion rate on equity income.

For the full fiscal year, we invested approximately $51 million in CapEx, including $25 million related to our facility modernization projects. We have approximately $40 million remaining to spend on these projects, and we expect the majority of this to be spent over fiscal year '26, with completion anticipated in early fiscal year '27. Cash flow from operations for the quarter was $62 million and free cash flow was $49 million. For the full fiscal year, free cash flow totaled $159 million, representing a 103% free cash flow conversion rate relative to our adjusted net earnings.

Turning to our balance sheet and liquidity. We closed the quarter with $303 million in long-term funded debt during an average interest rate of 3.6%, along with $250 million in cash. Subsequent to quarter end, in mid-June, we used approximately $93 million of that cash to complete the recently announced acquisition of Elgen Manufacturing.

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Our leverage remains extremely low with ample liquidity supported by a $500 million undrawn bank credit facility. Net debt at quarter end was $53 million, resulting in a net debt to trailing adjusted EBITDA leverage ratio of less than 1/4 turn. Yesterday our Board of Directors declared a quarterly dividend of $0.19 per share, an increase of $0.02 or 12% relative to the dividend paid last quarter, payable in September 2025. We are very pleased to continue rewarding shareholders as we deliver strong earnings while prioritizing and investing in long-term growth.

I will now briefly walk through our segment performance where both businesses delivered excellent results to close out the fiscal year. In Consumer Products, Q4 net sales were $126 million, essentially flat compared to the prior year quarter, with a slight increase in volume. Adjusted EBITDA was $21 million with a 16.6% margin, up from $17 million or 13.6% in Q4 last year.

The improvement was driven by lower SG&A expenses and a more favorable product mix. The consumer team continued to execute well in Q4, delivering higher profitability despite uncertainty in the broader consumer environment. As we have seen throughout the year, volumes remain closely tied to point-of-sale activity, and while consumers remain cautious, our market-leading brands and strong retail partnerships position us well. Our products remain highly relevant and valued by consumers as they elevate everyday experiences around outdoor living, celebrations, and home improvement. With a solid foundation in place, we believe we are poised for long-term growth as market conditions normalize and consumer confidence and repair and remodel activity improved.

In Building Products, Q4 net sales grew 25% year-over-year to $192 million, up from $154 million in the prior year quarter. This growth was driven by higher overall volumes, along with the contributions from the Ragasco acquisition completed in Q1. Q4 is typically our strongest seasonal quarter for building products, and this year was no exception, with volumes up 19%, both sequentially and year-over-year. Adjusted EBITDA for the quarter was $71 million, 37% of sales compared to $52 million and 33.6% in the prior year quarter.

Year-over-year increase in adjusted EBITDA was driven by volume growth and a combined $6 million increase in equity income from WAVE and ClarkDietrich. WAVE delivered another solid performance, while ClarkDietrich continues to navigate a mixed demand environment and competitive pressures exceptionally well.

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Overall, the Building Products team had a strong finish to the fiscal year and continues to win with customers by providing reliable service, product innovation, and value-added solutions. Our portfolio of market-leading products and solutions support critical building systems and components that elevate the spaces where people live, work and gather.

As we look ahead, we remain confident in the long-term outlook for our building products business and the recent addition of Elgen Manufacturing strengthens our offerings and further supports our growth strategy.

At this point, we're happy to take any questions.

QUESTIONS:

Operator: (Operator Instructions) And your first question comes from the line of Kathryn Thompson from Thompson Research Group.

Kathryn Thompson: The theme this quarter is pretty similar to the prior quarter, which was a pretty solid margin expansion for your wholly owned margins. Part of this is we acknowledge is lapping some easier comps, but also a large portion is company initiatives. Can you break down or break out what margin growth is, what is it more onetime? And how much of it is more company-specific initiatives?

Colin Souza: Yes. Thanks, Kathryn. So, I think we had a good gross margin expansion in the quarter, 450 basis points. Similar to last quarter, we did have in Q4 last year, we completed the transaction for our SES business. So deconsolidated that from our financials -- that led to roughly half of the 450-basis point margin expansion in the quarter. Then the balance of that was really driven by in the wholly owned building products business, significant volume growth, which translated to good conversion costs and good product mix improvements. As that business in the end markets there really returned to seasonally normal demand pattern, in particular, some of the higher-margin products like the large-format heating tanks there.

So ultimately, those things combined led to the operating margin improvement. And this will be the last quarter for the SES flat.

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Joseph Hayek: Yes. And Kathryn, Colin is absolutely right. We have a couple of other things. When you talk about company-specific initiatives, you're absolutely right. We've talked about this in the last couple of quarters. When you see gross margin go up by $14 million in SG&A go down by $2 million year-over-year, that's not an accident and our teams have been doing a fantastic job of optimizing our businesses and certainly growing our businesses, as Colin said, because our conversion costs come down. But our goals over the next couple of years, which we've talked about is to get gross margin over 30% and to have our SG&A as a sales at 20 or less. So, we're not there yet, and we know that we have work to do, but we feel like we have plans in place and people are really leaning in and we're pretty convicted and excited about where we can go in the next couple of years.

Kathryn Thompson: Okay. That's helpful. I wanted to shift to WAVE, contributions were above $30 million this quarter, it’s the first time we've seen that. Can you talk about the drivers for this is timing of projects, price or the true uptick in volume demand? And is this level achievable going forward? Or maybe help us to think about how to frame WAVE based on what you're seeing in the market right now?

Joseph Hayek: Great question. It's a mix, Kathryn of all the things that you mentioned, a little bit on the volume side. Certainly, it's a great business, and they do a really good job taking care of their customers and understanding how customers can make more money using their products, and that allows them to generate returns that they're entitled to. But I would say from an end market perspective, they continue to see relative strength in healthcare and education, transportation, and retail was okay. Office is still a little soft, obviously, not a lot different than it would have been when we were together in March.

So more it’s I think steady as she goes there, I think as the rest of the year lays out, that will have a lot to do with both WAVE and ClarkDietrich and our businesses on the Building Products side. So, we’ll get a little bit dependent on markets, but we kind of feel like steady as she goes for WAVE.

Kathryn Thompson: Okay. And tying into that for ClarkDietrich, which could that I mean that's very heavily tied to just traditional commercial construction. But you saw a nice uplift at $13 million, which is higher than the sub-$10 million range you've had in the past few quarters. Is that a signaling that we're -- we've hit more of a trough, but -- or is it more and you have some demand? Or is it more kind of like what we talked about with WAVE timing, price, true volume demand?

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Joseph Hayek: Other very fair question. On ClarkDietrich, what we know and what you point out is there are a couple of differences. It is much more new construction centric versus R&R on some of our core businesses and on WAVE. So, it's a bit more exposed to higher interest rates, and it is a bit more exposed to that commercial construction, which is a bit more challenged and has been challenged, and we think in the next several months will be more challenged. So, we actually view Q4 for us as a reflection of ClarkDietrich being a market leader and having a great value proposition, but probably a little more of, at least in the near term, an aberration. And so we would look for ClarkDietrich to be in Q1 at least, probably closer to flat with Q1 of last year.

Operator: Your next question comes from the line of Daniel Moore from CJS Securities.

Dan Moore: If I missed it, forgive me, what were the revenue and EBITDA contributions from Ragasco in the quarter if you break those out? And what are your expectations for organic wholly owned top-line growth, both consumer and building products for Q1 and the balance of the year? I know you don't like to give specific guidance. But just wondering if you expect to generate positive organic growth in fiscal '26 or were thinking closer to flat, given all the current macro uncertainty?

Colin Souza: Thanks, Dan. I'll take the first part of your question, and then we'll attack the latter part. So, on Ragasco, specifically, very, very happy with that acquisition. They continue to perform well. Within the quarter, they contributed roughly $16.5 million in revenue and a couple of million dollars, roughly $2 million in EBITDA to the Building Products business. So, it's adding to the year-over-year growth in Building Products, in addition to the base business is operating very well, as I mentioned earlier, where those end markets are and products are returning to seasonally normal demand patterns there. So very pleased with Ragasco so far and excited of what's to come as well.

Joseph Hayek: Yeah, Dan, relative to Q1 and beyond, you're right, we don't talk a lot about sort of the specific guidance. I would tie back to -- the market outlook is not terribly different than it was in March, which is to say it's a little bit murky. You've got unemployment relatively low, you've got interest rates suddenly high, consumer confidence is okay, getting better. You've got a lot of tariff uncertainty,

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and you continue to have a lot of things happening in the world and certainly in the economy for consumers and in building products that cause, I think, everybody cannot have phenomenal visibility.

When we were together in March, 1.5 weeks later was April 2, and all the tariff announcements and all the things that happen pursuant to that, we're sitting here chatting now in early July, there'll potentially be another set of data points that come out relative to what the trade policy and the interior environment is likely to look like.

And so, what we're focused on is really taking care of our customers, and I look at maybe the next few months as a reflection of the last quarter. When we think about the quarter, maybe take consumer and building products, but consumer, we [peddle-surfed) in Q4. If you remember last year, Q3 was a very strong quarter for the consumer business because of some of the storms and the weather phenomenon that was there. Then Q4 wasn't as good as we hoped it was going to be in this year in 2025, it was another excellent Q3, and Q4 was significantly better.

There are two things going on there. We've gotten better at supporting our retailers and making sure that, that demand for product is met with consistent supply, and our helium business has also showed a really good improvement in part because of some of the things that we've been doing with our new products and with our supply chain. But also remember the Party City bankruptcy and those stores closing has created more demand for our customers that are selling our products, and we're happy to support them. We think that's going to kind of continue to take place and be incremental.

On the building product side, there's probably a little more visibility in the next several months based on some of the trends that we've seen in our cooling and construction business, in our heating business, and in our water business. And obviously we'll now have certainly for a little bit of June and then the balance of fiscal 2026 the inclusion of Elgen results.

So yes, we feel good about all the things that we can control and are pretty cautiously optimistic, I would say about what will unfold in the next six months. But a lot of that won't always be totally in our control.

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Dan Moore: Understood. Appreciate it, Joe. Maybe just provide a little bit more detail on Elgen, how it came about, how their HVAC components fit into the rest of your wholly owned building products and any potential revenue or cost synergies?

Joseph Hayek: Sure. As we mentioned, yes, that acquisition is a great example of our strategy in action, Dan. They're a leader in a niche market. They roll formed steel. We can help them with that. They purchased coils of steel. We'd like to think that we're pretty good at that. They have a good operational footprint. We think that we're pretty good at that and can be helpful there. They sell into, not the exact same customers that we have, but several overlapping customers and the same types of customers, which is really building products distribution. So we think that creates meaningful opportunities for us for synergies, both on the top line and on the efficiency side.

We're one week in. So, it's really hard to quantify anything right now but we're pretty excited, and we've got the folks up there right now helping to get people more integrated into Worthington. So again, it's early, but we're optimistic and excited.

Dan Moore: And just out of curiosity, the purchase price is pretty attractive at, I think around 7x EBITDA. Anything with the word HVAC and it generally trading at much higher levels. So just talk about maybe the customer base they serve and kind of growth outlook organically would be really helpful.

Colin Souza: Yes. So, it is -- Dan, on -- for Elgen in particular, their channels they're serving is primarily building products, distribution, but also contractors as well. We've -- through our M&A process, where we've talked about it before with you and others, just we continue to have a pipeline of attractive areas and adjacencies and niche areas within building products and consumer products. On HVAC components, we've identified as one of those attractive areas and the M&A markets are what they are a little softer than they've been historically. But we're able to fortunately get this transaction done and are excited to invest in this attractive niche area and excited, as Joe mentioned, of what's to come with that business and what we can do together.

Operator: Your next question comes from the line of Susan Maklari from Goldman Sachs.

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Susan Maklari: My first question is on steel. Can you talk a bit about what you're seeing in terms of input costs across the business? And maybe how you're also approaching pricing relative to any inflation that you're seeing there, just given the softness that we are seeing across both the consumer and perhaps some of that building products space?

Colin Souza: Yes. Thanks, Susan. So just on the steel market, in particular, it is the big input costs to our products, the steel market, as you've seen, there's a run-up in pricing in April and it's come back down and at low range now recently, but our teams are really working hard just around price risk mitigation, and we're hedging as necessary to support our customers and offer prices that are locked in. And ultimately, for us, it's about mitigating any volatility of those costs within our results. And we continue to do that. We've been working through that for a long time with our price mitigation and price risk teams, and we don't anticipate any volatility as a result of that coming through here.

Then just on the price and mix piece, we've talked about it a little bit just around as our building products, in particular, a good story around margin expansion in the wholly owned business with the increased volume there. We saw some good improvement from a conversion cost perspective that has trickled to the results as well.

Susan Maklari: Okay. That's helpful. Then turning to the modernization efforts, it's good to hear that spend is coming through, and it seems like it's been a really good effort there. Can you talk about the benefits that we should expect as we look to fiscal 2026? Anything that you're especially focused on how we should think about perhaps some of that flow through across the various segments?

Joseph Hayek: Sure, Susan. So, some of that is in '26. But if you remember that there were two specific facilities. One is in Columbus and the other is in Wisconsin. We spent $16 million, $17 million, $18 million over the last couple of years in our gas grill, aluminum forklift and other refillable tanks here in Columbus automating and really investing in that business to be able to increase throughput and ultimately increase our efficiencies that's served us well and I think we'll serve our customers well, since a lot of them have seen an increase in demand and as a domestic manufacturer, our supply chain is pretty tight. And so, we talked about some of the things that we're able to do in cases of natural disasters and things like that.

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The other piece, which is really in the camping gas business and some of our torch businesses up in Wisconsin, that will run through probably another 15 months from now. So, the benefits from that won't really manifest themselves until maybe later in fiscal 2027.

Susan Maklari: Okay. Then just one last question. You mentioned in a response to a prior question that the M&A pipeline has perhaps softened a bit, just given the backdrop that we're in. Can you talk a bit more about capital allocation, how you're thinking about the potential for deals in this environment? And it's nice to see the dividend raise come through yesterday. Any thoughts on how you're balancing M&A versus shareholder return?

Joseph Hayek: Yes, great question. I'll maybe talk for 30 seconds and let Colin kind of go into some of his thoughts. But capital allocation for us has long been balanced when we're buying back shares, not super aggressively, because we have a bias towards growth and not grow at any price. But as we just -- as Dan just alluded to, we found an acquisition that we thought made a lot of sense for us and was a reasonable value. And so, we increased our dividend by 12%. The Board of Directors did that yesterday.

So, we're still pretty committed to a balanced approach, but from an M&A pipeline perspective, I'll let Colin give you his thoughts.

Colin Souza: Yes. So Susan, the M&A market, I would say are softer. Our pipeline on process, what our team is focused on is really identifying targets. Both could be private equity owned, could be family-owned, private companies and progressing those through the pipeline, having a number of conversations, and ultimately, it takes buyer and seller to come together to agree on something that we were fortunate to get that something done on Elgen Manufacturing.

So, we're continuing to focus there as a key part of our growth strategy. As Joe mentioned, the Elgen acquisition is our strategy in action, and our capital allocation focus will definitely include M&A in the future. With that being said, we do feel like we've got good free cash flow generation in the business, $159 million this year, this fiscal year, and are mindful as well about the facility modernization spend that we talked about earlier, which will be elevated from a CapEx standpoint here for the next 15 months or so.

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Joseph Hayek: Yes. I mean bottom line is uncertainty with tariffs and interest rates and things like that tends to be a little chilling for the M&A market generally. But I would tell you that our teams are engaged in strategic conversations today, talking to folks and where it makes sense, we'll continue to have those conversations and would look to continue to grow, certainly both organically but also through M&A.

Operator: Your next question comes from the line of Brian McNamara from Canaccord Genuity.

Brian McNamara: Congrats on the strong results. So, I'm curious what you're seeing in the marketplace as it relates to tariffs being a domestic manufacturer, presumably your advantage. But a lot of has changed as you mentioned on China tariffs since your Q3 report in late March. What specifically are your China source competitors doing that you're observing? Are they running down inventories on head? Have they already taken price on the shelf? Are they doing something else? That would be helpful.

Colin Souza: I don't know the answer to your question is yes, yes, yes, yes and yes. But related to tariffs, we first talked about this I think in December, and we talked about it again in March, and we will certainly -- it's appropriate to talk about it now. But it's been an interesting sort of six months as people continue to plan and continue to react and ultimately, will have to continue to do those things.

But yes, only 7% or 8% of our revenues are sourced from overseas, predominantly in Asia. Eighty percent-ish (80%’ish) -- of our revenue is source produced and sold in North America and then another 12% to 13%, looks like that only it's in Europe. And so, on the businesses, our Tools businesses, so predominantly, that's GTI and Level5 and certainly HALO, our mitigation efforts along the way have included and will include asking our suppliers to help us to try to find cost savings everywhere we can, when it's appropriate, resourcing the locations where those products are made. If it's necessary, it would include price increases.

I think people have taken a variety of approaches and some of those things are already in place, and others, I think people are still trying to suss out or ascertain what the longer-term plan will be. And so, we'll stay flexible and we'll stay close with our customers.

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One of the things about our products is they tend to be pretty differentiated. As you mentioned, as a domestic manufacturer, we've added capacity in a number of places to try and help our customers who are seeing an increase in the demand for theirs. So, it's hard to give a really definitive answer because things could change next week or in a couple of weeks relative to the trade environment. But we feel reasonably good about where we sit.

Brian McNamara: Great. Then secondly, on gross margins, obviously a big improvement in H2. I think you said Q3 is typically a little stronger than Q4, and they are kind of in line-ish. So, like is it reasonable to assume kind of 29%-plus sustains next year? I guess the medium-term target is 30%? I'm just trying to figure out the nuances, I know I think H1 is typically a bit weaker than H2. But any help there on the gross margin line for next year would be helpful.

Colin Souza: Yes. Thanks, Brian. So just on the margin, we've had a couple of quarters in a row here of 29%. You're right, Q3 and Q4 actually are seasonally stronger quarters here. We're -- we don't think things will revert to significantly less than that over time but we're going to be working hard to get those up to 30%, as Joe talked about earlier. So that's all the initiatives in place here around whether it's price risk, whether it's emerging costs, and a lot of where we're investing as well in our -- some of our facilities. So, over the near term, right, medium term, we'll be working towards to get that higher as best we can.

Brian McNamara: Okay. Then finally, on Elgen, just three quick ones. One, in terms of modeling, any seasonality on revenues? Two, I think the trailing 12-month EBITDA margin was a bit south of 12%. Is there a path to get that to 20% just in line with your M&A framework? And if so, how do you get there? Then three, is there any China sourcing there?

Colin Souza: So good questions, Brian. On Elgen, roughly $115 million of revenue, $13 million was their trailing EBITDA. Seasonally, the second half of the calendar year tends to be a little stronger for them and where they play. From a margin standpoint, we feel, as Joe mentioned, this is attractive business for us to really deploy our business system, Worthington Business System, and what we feel like we can bring to them is a lot of operational experience, know-how, efficiencies, some benefits from a purchasing standpoint and price risk. Then complement that with where we play from a channel perspective and serving a number of areas across the building product space and overlap with customers.

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So that's on top of a strong leadership team and the cultural fit that they have. So, we're excited to get to work together and we'll absolutely be focused on improving the margins there.

Joseph Hayek: Yeah. They don't have any sourcing from China.

Colin Souza: Yeah.

Operator: (Operator Instructions) Your next question comes from the line of Walt Liptak from Seaport Research.

Walter Liptak: I'm Walter Liptak. But great quarter, and I wanted to ask about Building Products. You've gone into some detail already about the tariff impact, but I wonder if we could talk a little bit kind of specifically about building products and any -- just your thoughts on how tariffs impacted pricing, supply, demand, those kind of issues?

Colin Souza: Yes. We didn’t really -- it's very hard for us to quantify any of that because it continues to be a little bit of a moving target. I think the teams, certainly in consumer but also in Building Products, have done a nice job. We're through the destocking and some of those phenomenon that we had to deal with, and we're seeing some real strength in our cooling and construction business as a lot of those things are kind of rolling out throughout the North American building products landscape and just done a really good job increasing volumes, which gets conversion costs lower and ultimately margins higher.

Walter Liptak: Okay. Great. And kind of along those lines, I think you're talking about a little bit of this question here, but in building products, in your prepared remarks, it sounded like you're gaining some market share? Or is there a share opportunity? I wonder if you could talk about that?

Colin Souza: So yes, we're pretty focused. And as you know, we are zeroed in on having leadership in niche markets. We do that effectively leveraging Worthington Business System Innovation, Transformation and M&A. But that gives us a seat at the table with our customers when they're thinking through things and when they're understanding their own markets, and we're trying really hard to work with them and understand their pain points.

Worthington Enterprises

Q4 2025 Earnings

So, in a couple of different areas in -- I think on the heating and cooking side, but also on the refrigeration side and in the celebrations side, there's been increases in demand from our customers. And so, we’ve responded there both in the investments we've historically made and certainly adding capacity and adding shifts. Is some of that related to us being a domestic manufacturer? It’s certainly probable, but we can't really quantify it relative to tariffs, but is some of it related to what we think we do pretty well and having a great tight supply chain? Very likely.

Walter Liptak: Okay. That sounds great. Then in your prepared remarks, also, Colin, I think you talked about consumer mix. Was that consumer mix the Balloon Time? Or is there some other consumer mix that was positive for you guys?

Colin Souza: Yes. So good mix and Balloon Time, yes, performing very well. Joe mentioned it earlier, we make inroads on new product development there with the mini tank as well as channel expansion that we're seeing there. So absolutely the Balloon Time and the other products contributing well as well and demand is holding up similar to what we saw last quarter.

Walter Liptak: Okay. Good. You guys -- you gave some idea about the stability of the market, but no guidance. I wonder, Joe, if you could help us just by talking about the year ahead as a new-ish CEO, what are your objectives? What would you like to see happen over the next four quarters?

Joseph Hayek: So, you're giving me one more chance to give guidance, huh? Well okay. Just teasin’.

Walter Liptak: Don’t recap…whatever you do.

Joseph Hayek: We have a lot to be proud of, and I said it at the beginning of my remarks. Our culture is such a massive advantage for us and it leads to us being able to attract and retain the best and brightest for extended periods of time and people just get better the more they're in a role. We have so many fantastic people that have been working hard on that, not just for the last 90 days, but for the last 6 months and the last 12 months and the last 18 months.

So, when we think about what is possible for us, again, we're very happy to be talking about our Q4 results. But we've always had the luxury and a focus on

Worthington Enterprises

Q4 2025 Earnings

thinking not just about the near term, but about the long term. So, we continue to invest. So, we're spending a lot of time, but when we talk about this with our people, we talk about why we win today but then how we'll win tomorrow. So that's going to continue investments in connected culture and automation and AI and additional leadership in these niche markets and impactful, strategic M&A.

And so, I think as we sit here today, we think we're really well positioned for the long term. We have to manage through some tariff uncertainty and some economic uncertainty. But our value propositions are really good. If you think about going back to really our -- sort of our vision, right, is to elevate spaces and experiences, sometimes that's making a room or part of the building more comfortable or more aesthetically pleasing. Other times, it's giving somebody the ability to have that experience, and in a recession, sometimes it's harder for somebody to get on an airplane or stay in a hotel. And so, they might want to be barbecuing or on a camping trip. And in other times, those spaces and experiences are in a time of need, where there's a natural disaster or a storm that can create hardships for somebody, and our products can be there to make things maybe just a little better or a little less bad.

So, what I want us to accomplish, what we all want us to accomplish, is to continue to take care of our customers, continue to work our strategies, which are really, really good. And ultimately, we do those things, and there might be some bumps in the road, but we see a lot of growth opportunities for us ahead. Our aspirations are kind of -- we just talked about them a little bit ago, but we feel really good about what the future can look like for our teams.

Operator: And that concludes our question-and-answer session. I will now turn the call back over to Joe Hayek for closing comments.

Joseph Hayek: Thank you, everybody, for joining us this morning. Have a wonderful 4th of July holiday and a great summer. We look forward to speaking to everybody again soon.

Operator: This concludes today's conference call. Thank you for your participation. You may now disconnect.